Exhibit 10.25

RESTRICTED STOCK AGREEMENT

This AGREEMENT (the “Agreement”) is made as of ____________ (the “Date of Grant”) by and between FLOWERS FOODS, INC., a Georgia corporation (the “Company” or “Flowers”), and ____________ (the “Grantee”).

1.

Grant of Restricted Stock.  Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company’s 2001 Equity and Performance Incentive Plan, as amended (the “Plan”), the Company hereby grants to the Grantee as of the Date of Grant ________ Shares of Restricted Stock.  The Restricted Stock shall be fully paid and nonassessable and shall be represented by a certificate registered in the name of the Grantee and bearing a legend referring to the restrictions hereinafter set forth.

2.

Restrictions on Transfer of Restricted Stock.  The Restricted Stock may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until it has become nonforfeitable in accordance with Section 3.  Any purported transfer, encumbrance or other disposition of the Restricted Stock that is in violation of this Section 2 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Stock.

3.

Vesting of Restricted Stock.  (a)  On the fourth anniversary of the Date of Grant, the Restricted Stock shall become nonforfeitable, subject to the Grantee remaining in the continuous employ of the Company until said date; provided that,such number of vested shares shall be reduced if and as necessary to equal one dollar ($1) less than an amount equal to 0.5% of the cummulative earnings before interest, taxes, depreciation and amortization as determined under generally accepted accounting principles (EBITDA) for the three year period including 2014, 2015 and 2016, inclusive. For purposes of this Agreement, Grantee’s employment with the Company will be deemed to have ceased as of his “Separation from Service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  In the case of a Grantee’s receiving short term disability benefits, employment will be deemed to have ceased on the last day for which such short term benefits are paid.

(b)	Notwithstanding the provisions of Section 3(a) above or the terms of the Plan, all of the Restricted Stock shall immediately become nonforfeitable in the event:
(i)

of a Change in Control.  “Change of Control” means the consummation of any Change of Control of Flowers of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined by the Flowers Board of Directors (the “Board”), in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

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(A)

any “Person” (as such term is defined in Sections 13(d) or 14(d)(2) of the Exchange Act; hereafter, a “Person”) is on the date hereof or becomes the beneficial owner, directly or indirectly, of securities of Flowers representing 35% or more of the combined voting power of the then outstanding “voting stock” the owners of which are entitled to vote on the elections of directors of the Board (“Voting Stock”) of Flowers; provided, however, that for purposes of this Section (A), the following acquisitions shall not constitute a Change of Control:

(1)

(a) any acquisition of Voting Stock of Flowers directly from Flowers that is approved by a majority of those persons serving as directors of the Company on the date of this Plan (the “Original Directors”) or their Successors (as defined below), (b) any acquisition of Voting Stock of Flowers by Flowers, or any Subsidiary, and (c) any acquisition of Voting Stock of Flowers by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Flowers, or any Subsidiary (the term “Successors” shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of Flowers as the case may be, at the time of such election or nomination for election);

(2)

if any Person is or becomes the beneficial owner of 35% or more of the combined voting power of the then-outstanding Voting Stock of Flowers as a result of a transaction described in clause (A) of this Section (A)(1) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of Flowers representing 1% or more of the then-outstanding Voting Stock of Flowers other than in an acquisition directly from Flowers that is approved by a majority of the Original Directors or their Successors or other than as a result of a stock dividend, stock split or similar transaction effected by Flowers in which all holders of Voting Stock of Flowers are treated equally, such subsequent acquisition shall be treated as a Change of Control;

(3)

a Change of Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 35% or more of the Voting Stock of Flowers as a result of a reduction in the number of shares of Voting Stock of Flowers outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Original Directors or their Successors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of Flowers representing 1% or more of the then-outstanding Voting Stock of Flowers other than as a result of a stock dividend, stock split or similar transaction effected by Flowers in which all holders of Voting Stock are treated equally; or

(4)

if at least a majority of the Original Directors or their Successors determine in good faith that a Person has acquired beneficial ownership of 35% or more of the Voting Stock of Flowers inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Original Directors or their Successors a sufficient number of shares so that such Person beneficially owns less than 35% of the Voting Stock of Flowers then no Change of Control shall have occurred as a result of such Person’s acquisition.

(B)

Flowers consummates a merger or consolidation in which shareholders of Flowers immediately prior to entering into such agreement will beneficially own immediately after the effective time of the merger or consolidation securities of Flowers or any surviving or new corporation, as the case may be, having less than 60% of the “voting power” of Flowers or any surviving or new corporation, as the case may be, including “voting power” exercisable on a contingent or deferred basis as well as immediately exercisable “voting power,” excluding any merger or combination of a wholly owned Subsidiary into Flowers, or of Flowers into a wholly owned Subsidiary; or

(C)

Flowers consummates a sale, lease, exchange or other transfer or disposition of all or substantially all of its assets to any Person other than to a wholly owned Subsidiary, but not including (i) a mortgage or pledge of assets granted in connection with a financing or (ii) a spin-off or sale of assets if Flowers continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; or

(D)	the Original Directors and/or their Successors as defined above in Section (A)(1)(a) of this definition do not constitute a majority of the whole Board as the case may be; or
(E)	approval by the shareholders of Flowers of a complete liquidation or dissolution of Flowers as the case may be; and,

(ii)	that Grantee Separates from Service with the Company prior to the fourth anniversary of the Date of Grant because of:
(A)	disability which is determined by the Committee to be permanent and total with respect to services rendered by the Grantee immediately prior to incurring said disability; or
(B)	death.
(iii)

For purposes of this Section 3, the term “Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect majority ownership or other equity interest, or such other ownership interest amount determined by this Agreement or the Board.

4.

Delivery of Restricted Shares.  Provided Grantee has vested in his Restricted Shares, such shall be delivered to the Grantee (or the Grantee’s designated Beneficiary, in the event of death) no later than thirty (30) days following the earliest of the applicable date described below:

(a)	The fourth anniversary of the Date of Grant as provided in Section 3(a); or
(b)	The Restricted Shares shall be delivered to Grantee upon the Grantee’s Separation from Service as an employee of the Company if on such date the Grantee is vested under Section 3(b) above;

provided, however, where (i) delivery is to be made within thirty (30) days following Separation from Service, (ii) this Agreement is governed by Section 409A of the Code and (iii) on the date of such Separation from Service Grantee is a “Specified Employee” (within the meaning of Code Section 409A), then such delivery shall be delayed in all events until the first business day of the seventh month following the date of the Grantee’s Separation from Service.

5.

Forfeiture of Restricted Stock.  Subject to Section 3, the Restricted Stock that does not fully vest shall be forfeited if the Grantee ceases to be continuously employed by the Company at any time prior to the applicable vesting date.

6.

Dividend, Voting and Other Rights.  Except as otherwise provided in this Agreement, the Grantee shall not have the rights of a stockholder with respect to the Restricted Stock prior to vesting in accordance with Section 3 hereof.  For the avoidance of doubt, the Grantee will not have the right to vote such Restricted Stock, and if any dividends are paid thereon, such dividends will be deferred until vested in accordance with Section 3 and paid in accordance with Section 4.  Additionally, Flowers Common Stock or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of Stock, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same vesting and payment timing restrictions as the Restricted Stock.

7.

Retention of Stock Certificate(s) by the Company.  The certificate(s) representing the Restricted Stock shall be issued in book entry form and held in a separate restricted account from all other shares registered in the name of the Grantee by the Company’s stock transfer agent or shall be held in custody by the Secretary of the Company, together with a stock power endorsed in blank by the Grantee with respect thereto, until the Restricted Stock has become nonforfeitable in accordance with Section 3.  In order for the Grant under this Agreement to be effective, the Grantee must sign and return the attached stock powers to the attention of the Secretary of the Company.

8.

No Employment Contract.  Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company, nor limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee.

9.

Taxes and Withholding.  If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the issuance or vesting of any Restricted Stock or other amounts pursuant to this Agreement, the Grantee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof.  The Grantee may elect to satisfy all or any part of any such withholding obligation by surrendering to the Company a portion of the nonforfeitable shares of Common Stock that are issued or transferred to the Grantee hereunder, and the shares of Common Stock so surrendered by the Grantee shall be credited against any such withholding obligation at the Market Value per Share of such shares on the date of such surrender.

10.

Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any restricted or nonrestricted shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

11.

Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage or any other group insurance coverage available to any beneficiary under any insurance plan covering employees of the Company.

12.

Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent.

13.

Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.

Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.  The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with this grant.

15.

Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

16.

Governing Law.  The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.

17.

Notices.  Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: Corporate Secretary, and any notice to the Grantee shall be addressed to said Grantee at his or her address currently on file with the Company.  Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid.  Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

18.

Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Grantee. This Agreement and the Plan shall be administered and construed in a manner consistent with this intent.

19.

Data Protection.  By signing below, the Grantee consents that the Company may process the Grantee’s personal data, including name, Social Security number, address and number of Restricted Shares (“Data”) exclusively for the purpose of performing this Agreement, in particular in connection with the Restricted Shares awarded to the Grantee. For this purpose the Data may also be disclosed to and processed by companies outside the Company, e.g., banks involved.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

FLOWERS FOODS, INC.

R. Steve Kinsey

By:	/s/ R. Steve Kinsey
Title:	Executive Vice President & Chief
Financial Officer

Grantee